EMPLOYMENT AGREEMENT THIS AGREEMENT, entered into on June 10, 2025 and effective as of June 2, 2025 ("Effective Date"), is by and between CUSTOMERS BANCORP, INC., a Pennsylvania corporation, with its main office located at 40 General Warren Boulevard, Suite 200, Malvern PA 19355 (collectively with any of its subsidiaries and affiliates, the "Company") and Mark McCollom ("Executive"). 1. Background A. The Company wishes to secure the services of Executive as the Executive Vice President and Chief Financial Officer of Customers Bank. Effective on or around August 15, 2025 and subject to approval by the Board of Directors, Executive's title will change to Executive Vice President and Chief Financial Officer of Customers Bancorp, Inc. and Chief Financial Officer of Customers Bank. B. Subject to the terms and conditions hereinafter, Executive is willing to enter into this Employment Agreement (this "Agreement") upon the terms and conditions set forth. C. This Agreement is subject to the approval by the Company's Board of Directors. NOW, THEREFORE, in consideration of the mutual promises and agreements set forth herein, the parties agree as follows: 2. Employment. Company agrees to employ Executive as Executive Vice President and Chief Financial Officer of Customers Bank during the "Term" defined in Section 3 of this Agreement. Effective on or around August 15, 2025 and subject to approval by the Company's Board of Directors, Executive's title will change to Executive Vice President and Chief Financial Officer of Customers Bancorp, Inc. and Chief Financial Officer of Customers Bank. Executive shall report to and be subject to the direction of the Chairman and Chief Executive Officer of Customers Bancorp, Inc., or his successor as Chief Executive Officer. Executive shall have the powers and authority ordinarily given to the position described above as provided under the Bylaws of the Company. Executive will have such duties as normally apply to such position(s). Executive shall devote all of his working time, abilities and attention to the business of the Company, and will fulfill all of the duties required of him. The services of Executive shall be rendered principally in West Reading, PA. Executive acknowledges and agrees that the nature of his role requires regular presence at the Company's New York City location(s), and shall allocate time in New York City as necessary to fulfill Executive's duties, attend meetings, and collaborate with key stakeholders. Executive may work remotely as mutually agreed upon with Company, and shall undertake travel on behalf of Company as may be reasonably required. 3. Term of Employment. Subject to the terms and conditions of this Agreement, the initial term of employment hereunder shall be for the two (2)-year period commencing on the Effective Date and ending on the day preceding the two (2)-year anniversary of the Effective Date. Thereafter, the term of employment shall continue unless and until either party delivers at least sixty (60) days' notice of cancellation to the other party. Such notice shall be delivered in a manner consistent with the requirements of Section 14. References in this Agreement to the "Term" shall refer both to such initial term and any extension thereof.